Exhibit 99.1

DRI Corporation Posts Third Quarter 2011 Results

  Gross Margins and Operating Income Up
  Conference Call Slated Tuesday, Nov. 22, 2011, at 11 a.m. (Eastern)

DALLAS--(BUSINESS WIRE)--November 21, 2011--DRI Corporation (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that it posted net sales of $19.8 million and net loss of $64 thousand, or 1 cent per basic and diluted common share outstanding, for third quarter 2011. The results compare to net sales of $19.9 million and a net loss of $545 thousand, or 5 cents per basic and diluted common share outstanding, for the same period a year ago.

David L. Turney, Chairman of the Board of Directors and Chief Executive Officer, said: “Our third quarter 2011 gross margins and operating income – both of which improved over the same period last year – reflect a favorable mix of products delivered and further progress toward our goal of reducing product costs. Selling, general and administrative expenses also were down and consistent with our stated plans even while covering significant unfavorable impact of currency exchange rates. We continue to make progress although the markets we serve remain volatile due to the well publicized U.S. federal funding for public transportation and global economic concerns – especially in countries of the European Union (“EU”).”

Earlier today, the Company filed with the U.S. Securities and Exchange Commission a Quarterly Report on Form 10-Q for the period ended Sept. 30, 2011.

THIRD QUARTER 2011 RESULTS

For the period ended Sept. 30, 2011, net sales decreased by less than 1 percent to $19.8 million. The net loss applicable to common shareholders was $64 thousand, or 1 cent per basic and diluted common share outstanding. This compares to net sales of $19.9 million and a net loss of $545 thousand, or 5 cents per basic and diluted common share outstanding, for the same period last year.

Mr. Turney said: “The third quarter 2011 results included a tax charge not directly comparable to that of the same period of last year due to a change in the mix of pre-tax income subject to income tax under multiple tax reporting jurisdictions.”

Basic and diluted weighted-average shares outstanding for the three-month period were approximately 11.9 million each. This compares to basic and diluted weighted-average shares outstanding of approximately 11.8 million each for the same period a year ago.

NINE-MONTH RESULTS

For the nine months ended Sept. 30, 2011, net sales decreased by 12.3 percent to $59.2 million and the net loss applicable to common shareholders was $10.4 million, or 87 cents per basic and diluted common share outstanding. This compares to net sales of $67.5 million and a net loss applicable to common shareholders of $777 thousand, or 7 cents per basic and diluted common share outstanding, for the same period last year. This was inclusive of a goodwill impairment charge addressed in second quarter 2011.

Mr. Turney said: “When considering the nine-month results, recall that in second quarter 2011, we recorded a goodwill impairment charge related to our international reporting unit. That goodwill impairment charge was a non-cash adjustment and had no effect on cash flows, liquidity, or tangible assets. Further, management does not expect that non-cash charge to affect the Company’s ongoing business operations or lender covenants, or for it to result in future cash expenditures. The goodwill impairment charge in second quarter 2011 was determined in accordance with U.S. generally accepted accounting principles to be $9.9 million. For more information on this charge, refer to the Quarterly Report on Form 10-Q and the press release for second quarter 2011.”

Basic and diluted weighted-average shares outstanding for the nine-month period were approximately 11.9 million each. This compares to basic and diluted weighted-average shares outstanding of approximately 11.8 million each for the same period a year ago.

U.S. TRANSIT FUNDING

Mr. Turney said: “Federal legislators approved a six-month extension of the Safe, Accountable, Flexible, Efficient Transportation Equity Act: A Legacy for Users (“SAFETEA-LU”) through March 31, 2012. This latest addition in a series of extensions for SAFETEA-LU, which expired in September 2009, provides spending authority at federal fiscal year 2011 levels and does not make any noteworthy program or policy changes. We believe the lack of passage of a well-funded, six-year, multi-modal surface transportation authorization bill continues to depress the U.S. transit market and that long-term federal funding legislation to replace SAFETEA-LU is not likely to occur until after the November 2012 elections. Congress is contemplating several specific legislative proposals; however, it is still too early to point to any one proposal as being the most likely front runner. We also believe the market impact of stalled new funding legislation has lessened.”

INTERNATIONAL FUNDING AND ECONOMIC ISSUES

Mr. Turney said: “Daily news reports address the ongoing economic stresses across the EU and around the world. We believe that the related uncertainty in countries such as Greece and Italy is not of noteworthy impact on the Company; however, we also believe that the unrest is having an indirect, adverse impact on the Company in other EU market sectors. This impact manifests itself in terms of customer-generated deferrals, delays, and rescheduling of orders and projects. Management is focusing on areas where economic conditions are less adverse, as well as on developing new markets to help counter this situation.”

OUTLOOK

Mr. Turney said: “We expect to see gradual market recovery as we proceed through fiscal year 2012, although the first half of next year is likely to be slow due to very specific technical and funding issues. While difficult to predict given the unstable U.S. federal funding for public transportation and well publicized global economic issues, fiscal year 2012 is likely to show revenues comparable to, or perhaps slightly above, those of fiscal year 2011. We expect projects and orders to be stalled, delayed, rescheduled, and otherwise modified in fourth quarter 2011 and throughout fiscal year 2012 as served markets and customers react to unsettling global economic news. Gross margin ratios should be comparable, or perhaps even moderately improve, in fiscal year 2012 subject to period-specific instances wherein the delivered product mix is less favorable than the norm. We certainly intend to continue emphasizing our ongoing cost reduction and expense containment initiatives to produce the best results possible.”

CONFERENCE CALL

Management will discuss third quarter 2011 results during an investors’ conference call on Tuesday, Nov. 22, 2011, at 11 a.m. (Eastern).

  To participate in the live conference call, dial one of the following telephone numbers approximately five minutes prior to the start time: domestic, (800) 853-3895; or international, (334) 323-7224. The confirmation code is “DRI.”
  Telephone replay will be available through March 30, 2012, via the following telephone numbers: domestic, (877) 870-5176; or international, (858) 384-5517. The replay code is 13036.
  To participate via webcast, go to http://viavid.net/dce.aspx?sid=000090E7. The webcast will be archived until March 30, 2012.

MARK YOUR CALENDAR

  On or about March 30, 2012, the Company plans to file with the SEC a Form 10-K for the period ending Dec. 31, 2011.
  On or about April 2, 2012, management plans to discuss fiscal year 2011 results during an investors’ conference call.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. We manufacture, sell and service Mobitec® and TwinVision® electronic information display systems and Digital Recorders® engineered systems. These proprietary systems and other related products and services help increase the mobility, flow, safety and security of public transportation agencies and their passengers. From our inception in 1983 through our fiscal year-end on Dec. 31, 2010, we’ve grown our product installations to include public transit fleets in more than 50 countries, our annual sales revenues to $87.3 million, and our global workforce to 275 people. We presently have operations and/or sales offices in Australia, Brazil, Germany, Singapore, Sweden and the United States, a joint venture in India, and corporate administrative offices in Dallas, Texas. We also are expanding into Russia. The next time you see a bus, think of us.SM For more information, visit www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the Company’s and/or management’s expectations for: the timing or amount of future revenues; profitability; business and revenue growth trends; impact of cost reduction initiatives; impact of the global economic slowdown on served markets and operations; status of U.S. federal funding legislation for public transportation; outlooks for fiscal years 2011 and 2012; as well as any statement, express or implied, concerning future events or expectations or which use words such as “suggest,” “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “guidance,” “may,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that the Company’s and/or management’s expectations may not prove accurate over time for: the timing or amount of future revenues; profitability; business and revenue growth trends; impact of cost reduction initiatives; impact of the global economic slowdown on served markets and operations; status of U.S. federal funding legislation for public transportation; outlooks for fiscal years 2011 and 2012; as well as other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K as filed April 15, 2011 and Quarterly Report on Form 10-Q as filed May 16, 2011, Aug. 15, 2011, and Nov. 21, 2011, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)
	September 30, 2011 (Unaudited)	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$909	$1,391
Trade accounts receivable, net	15,662	15,678
Note receivable	-	86
Other receivables	34	300
Inventories, net	13,416	15,134
Prepaids and other current assets	1,799	1,389
Deferred tax assets, net	736	613
Total current assets	32,556	34,591

Property and equipment, net	1,317	1,388
Software, net	6,726	5,757
Goodwill	1,177	10,398
Intangible assets, net	562	651
Other assets	478	1,045
Total assets	$42,816	$53,830
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Lines of credit	$7,943	$8,454
Loans payable	-	442
Current portion of long-term debt	6,681	944
Foreign tax settlement	172	550
Accounts payable	8,832	8,703
Accrued expenses and other current liabilities	5,989	6,354
Preferred stock dividends payable	491	19
Total current liabilities	30,108	25,466

Long-term debt and capital leases, net	380	6,239

Deferred tax liabilities, net	37	84

Liability for uncertain tax positions	903	723

Commitments and contingencies

Shareholders' Equity
Series K redeemable, convertible preferred stock, $0.10 par value,
liquidation preference of $5,000 per share; 475 shares authorized; 439 shares issued and outstanding at September 30, 2011 and December 31, 2010; redeemable at the discretion of the Company at any time.	1,957	1,957
Series E redeemable, nonvoting, convertible preferred stock, $0.10 par value,
liquidation preference of $5,000 per share; 80 shares authorized; 80 shares issued and outstanding at September 30, 2011 and December 31, 2010; redeemable at the discretion of the Company at any time.	337	337
Series G redeemable, convertible preferred stock, $0.10 par value,
liquidation preference of $5,000 per share; 725 shares authorized; 536 shares issued and outstanding at September 30, 2011 and December 31, 2010; redeemable at the discretion of the Company at any time.	2,398	2,398
Series H redeemable, convertible preferred stock, $0.10 par value,
liquidation preference of $5,000 per share; 125 shares authorized; 76 shares issued and outstanding at September 30, 2011 and December 31, 2010; redeemable at the discretion of the Company at any time.	332	332
Series AAA redeemable, nonvoting, convertible preferred stock, $0.10 par value,
liquidation preference of $5,000 per share; 166 shares authorized; 160 and 166 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively; redeemable at the discretion of the Company at any time.	800	830
Common stock, $0.10 par value, 25,000,000 shares authorized; 11,945,258 and
11,838,873 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively.	1,195	1,184
Additional paid-in capital	30,236	30,374
Accumulated other comprehensive income - foreign currency translation	3,411	3,180
Accumulated deficit	(29,967)	(20,121)
Total DRI shareholders' equity	10,699	20,471
Noncontrolling interest - Castmaster Mobitec India Private Limited	689	847
Total shareholders' equity	11,388	21,318
Total liabilities and shareholders' equity	$42,816	$53,830

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$19,840	$19,860	$59,231	$67,548
Cost of sales	12,743	13,352	39,089	47,946
Gross profit	7,097	6,508	20,142	19,602

Operating expenses
Selling, general and administrative	5,686	5,726	17,545	17,541
Research and development	73	113	284	379
Goodwill impairment	-	-	9,911	-
Total operating expenses	5,759	5,839	27,740	17,920

Operating income (loss)	1,338	669	(7,598)	1,682

Other income (loss)	93	(15)	146	(1)
Foreign currency loss	(151)	(350)	(294)	(206)
Interest expense	(604)	(394)	(1,540)	(1,116)
Total other income and expense	(662)	(759)	(1,688)	(1,323)

Income (loss) before income tax expense	676	(90)	(9,286)	359

Income tax expense	(631)	(100)	(718)	(231)

Net income (loss)	45	(190)	(10,004)	128

Net (income) loss attributable to noncontrolling interest, net of tax	77	(199)	158	(524)

Net income (loss) attributable to DRI Corporation	122	(389)	(9,846)	(396)

Provision for preferred stock dividends	(186)	(156)	(541)	(381)

Net loss applicable to common shareholders of DRI Corporation	$(64)	$(545)	$(10,387)	$(777)

Net loss per share applicable to common shareholders of DRI Corporation -
basic and diluted	$(0.01)	$(0.05)	$(0.87)	$(0.07)

Weighted average number of common shares outstanding -
basic and diluted	11,925,332	11,826,249	11,886,261	11,792,501

CONTACT:
DRI Corporation
Veronica B. Marks
Vice President, Corporate Communications and Administration
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com